Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz
Director of Investor Relations
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION REPORTS

RESULTS FOR 2004 THIRD QUARTER AND PROVIDES

ADDITIONAL INFORMATION ON SPECIAL COMMITTEE INVESTIGATION

Quarterly Revenue up 39% & Net Income Up 60%;

3Q Starts Up 28%;

Total October Student Population Up 22%;

Online Population Up 125%

Hoffman Estates, Ill. (October 26, 2004) – Career Education Corporation (Nasdaq:CECO) today reported financial results for the third quarter ended September 30, 2004 and provided additional information concerning the ongoing independent investigation being conducted by the special committee of its Board of Directors.

Three Months Ended September 30

•                  Third quarter 2004 total revenue increased 39% to $438.5 million from $315.7 million for the same period last year.   The increase in revenue is primarily attributable to a 34% increase in same-school revenue driven by an approximate 24% increase in same-school population at July 31st and an approximate 7% increase in average revenue per student during the third quarter.

•                  Income from operations rose 57% to $71.6 million from $45.5 million for the same period last year.  Operating income margin percentage was 16.3%, up 190 basis points from 14.4% in the same period last year.

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•                  Net income was $43.0 million, or $0.41 per diluted share, up 60% from last year’s third quarter net income of $26.9 million, or $0.26 per diluted share, after adjusting for the 2-for-1 stock split affected in August 2003.

•                  Net income includes approximately $3.0 million of pre-tax expense related to legal and other costs related to the SEC investigation, the investigation being conducted by the special committee of the board of directors, and the shareholder class action and derivative lawsuits.  This expense of $1.8 million, net of the related tax benefit of $1.2 million, represented $0.02 per diluted share.

Nine Months Ended September 30

•                  For the nine months ended September 30, 2004, total revenue increased 53% to $1.3 billion from $817.3 million for the same period last year.  The increase in revenue is primarily attributable to a 39% increase in same-school revenue driven by an approximate average 27% increase in same-school population for the period and an approximate 3% increase in average revenue per student during the first nine months of the year.

•                  Income from operations rose 89% to $206.0 million from $108.8 million for the same period last year.  Operating income margin percentage was 16.5%, up 320 basis points from 13.3% in the same period last year.

•                  Net income was $124.4 million, or $1.18 per diluted share, up 89% from $65.8 million, or $0.66 per diluted share, after adjusting for the 2-for-1 stock split affected in August 2003.

Balance Sheet and Cash Flow

•                  At September 30, 2004, we had cash and cash equivalents of $274.5 million, compared with $78.3 million on September 30, 2003.  Short-term and long-term debt as of September 30, 2004 was $23.0 million.

•                  Net cash provided by operating activities for the third quarter of 2004 was $125.6 million compared to $57.5 million for the same period of 2003.  The third quarter cash flow improvement was attributable primarily to the increase in net income and a decrease in net operating assets and liabilities, offset by a decrease in the non-cash tax benefit of option exercises from $24.3 million during third quarter 2003 to $0.6 million during the third quarter of 2004.

•                  Purchases of property and equipment for the quarter were $40.5 million compared to $25.5 million for the same period last year.

•                  Net student receivables increased $20.3 million, from $106.2 million as of June 30, 2004 to $126.6 million as of September 30, 2004, and our allowance for doubtful accounts as a percentage of gross student receivables decreased from 29.7% as of June 30, 2004 to 26.4% as of September 30, 2004.  The decrease in our allowance percentage reflects a shift in the proportionate composition of our gross student receivables toward in-school student receivables.  Gross in-school student receivables as a percentage of total gross student receivables increased from 58% as of June 30, 2004 to 64% as of September 30, 2004.  Write-offs of student receivables during third quarter of 2004 totaled $23.4 million, compared to write-offs during the second quarter of 2004 of $21.4 million.

•                  Bad debt expense was 5.5% of total revenue for the quarter ended September 30, 2004, compared to 4.8% for the quarter ended September 30, 2003 and 5.2% for the quarter ended June 30, 2004.

•                  Quarterly days sales outstanding (DSOs) for total net receivables were 28 days at September 30, 2004.   This represents a five-day decrease from the quarterly DSOs at September 30, 2003 of 33 days. We calculate DSOs by dividing the sum of net student receivables and net other receivables by average daily revenue.  Average daily revenue is computed by dividing quarterly “total revenue” by the total number of days in the quarter.

•                  Prepaid expenses and other current assets decreased $21.1 million, to $33.9 million as of September 30, 2004 from $55.0 million as of June 30, 2004.  The decrease is primarily attributable to a $25.4 million change in our net current income tax asset/liability.  As of June 30, 2004, our balance sheet reflected a net current income tax asset of approximately $17.7 million.  As of September 30, 2004, our balance sheet reflected a net current income tax liability of $7.7 million.  The change is attributable primarily to income taxes currently payable on third quarter 2004 pre-tax income and a decrease in the volume of stock option exercises and the related current income tax benefit.

•                  Goodwill increased $2.3 million, to $445.7 million as of September 30, 2004 from $443.4 million as of June 30, 2004.  The change is attributable primarily to our recognition during the third quarter of an estimated refund liability of approximately $2.0 million that existed as of the date of our acquisition of Western School of Health and Business Careers.  The liability is related to the previously disclosed lawsuit that we filed against the former owners of Western School of Health and Business Careers that alleges that they made material misrepresentations of fact and breached certain representations and warranties regarding the accreditation status of several programs.

•                  Accrued expenses increased $22.6 million, to $118.5 million as of September 30, 2004 from $95.9 million as of June 30, 2004.  The increase is due primarily to the previously discussed increase in our net current income tax liability, an approximate $4.0 million increase in accrued advertising costs, and an approximate $3.0 million increase in accrued legal fees attributable primarily to costs incurred in connection with the SEC investigation, the special committee investigation, and the shareholder class action and derivative lawsuits.

Population Data

•                  Third quarter 2004 new student starts rose 28% to approximately 33,500, up from approximately 26,100 for the same period last year.  Summer and fall (July through October) new student starts are expected to rise 24% to approximately 54,000, up from approximately 43,400 a year ago.

•                  Total CEC student population on October 31, 2004 is expected to be approximately 97,300, up 22.4% from approximately 79,500 on October 31, 2003.  On a same school basis, total CEC student population is expected to increase year-over-year by approximately 21.5%.

•                  Total student population of CEC’s Online Education Group on October 31, 2004 is expected to be approximately 20,900, up 125% from approximately 9,300 students on October 31, 2003.

Additional Information Concerning Special Committee Investigation

•                  As previously reported, our Board of Directors formed a special committee to conduct an independent investigation of allegations of securities laws violations against the company, including allegations relating to the company’s accounting practices and reported statistics relating to starts, student population and placement.  At that time, we announced that the special committee had retained the law firm of McDermott, Will & Emery LLP to represent and assist it in its review.

•                  At the special committee’s direction, McDermott, Will & Emery has retained Navigant Consulting, Inc. to assist in the investigation.  Navigant Consulting is providing independent forensic accounting services in connection with the special committee’s review of allegations relating to previously reported financial information and related matters, including the company’s methodology for establishing the allowance for doubtful accounts.  Navigant Consulting is in the process of conducting, but has not completed, this review.  The ongoing review may have an impact on the company’s reported financial statements.  The special committee’s investigation is ongoing.

“Career Education’s strong financial results in the third quarter demonstrate the continuing appeal of our quality education programs and customer service to career-focused students,” said John M. Larson, chairman, president and chief executive officer. “Prospects responded in record numbers to our marketing message, with leads increasing more than 90% year over year in the quarter. In addition, we are pleased with the result of our recent student surveys taken at both AIU Online and CTU Online that underscore our quality of education product, as more than 90% of respondents said they would recommend their school to a friend.”

Business Outlook

Please note that this is an update from previously issued guidance.  While we may make further acquisitions, none are contemplated by these forward-looking statements.

•                  We expect full year 2004 revenues to be approximately $1.725 billion to $1.730 billion and full year 2004 earnings per share to be approximately $1.85.  We expect the Online Education Group’s full year 2004 revenues, included in the preceding amounts, to be approximately $375 million.  Our earnings expectations include higher costs for legal and regulatory matters than previously anticipated.

•                  We expect fourth quarter 2004 revenues to be approximately $470 to $475 million and fourth quarter 2004 earnings per share to be approximately $0.66.  We expect diluted weighted average shares outstanding to be approximately 105 million for fourth quarter 2004.

•                  We expect full year 2004 operating profit margin improvement to be approximately 175 to 200 basis points, with lesser improvement in the fourth quarter of 2004. The Online Education Group’s margins, implicit in the preceding amounts, are expected to be approximately 40% for the full year, reflecting spending to support planned growth initiatives.

•                  We continue to expect our 2004 effective income tax rate will be approximately 40.25%.

•                  We continue to expect that 2004 capital expenditures will be approximately 8.5% of total revenue.

•                  The 2004 guidance reflects expenses and capital spending associated with nine new branch campuses, four of which have already opened this year and five of which are planned to have their first student starts in 2005.

Conference Call Information

•                  Career Education Corporation will host a conference call today at 4:30 PM (Eastern Time). Interested parties can access the live webcast of the conference call at www.careered.com. Participants can also listen to the conference call by dialing (617) 614-4072 (international) or (800) 688-0836 (domestic) and citing code 38875046. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. After 6:30 PM (Eastern Time) the same day, an archived version of the webcast will be accessible for 90 days at www.careered.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) or (888) 286-8010 and citing code 27500077.

Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit, postsecondary education and has a rapidly-growing presence in online education. CEC’s Colleges, Schools and Universities Group operates 82 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on October 31, 2004 is expected to be approximately 97,300 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, Qui Tam, and other lawsuits; cost and potential impact of findings by the special committee of our Board of Directors that is investigating allegations of securities laws violations against CEC; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUE:
Tuition and registration fees	$406,556	$287,575	$1,159,803	$746,192
Other	31,951	28,121	90,848	71,121
Total revenue	438,507	315,696	1,250,651	817,313

OPERATING EXPENSES:
Educational services and facilities	145,523	112,587	410,842	296,775
General and administration	206,555	145,838	592,977	380,934
Depreciation and amortization	14,855	11,736	40,842	30,764
Total operating expenses	366,933	270,161	1,044,661	708,473
Income from operations	71,574	45,535	205,990	108,840

OTHER INCOME (EXPENSE):
Interest income	651	37	1,541	874
Interest expense	(525)	(423)	(2,067)	(1,374)
Share of affiliate earnings	209	96	2,799	2,167
Total other income	335	(290)	2,273	1,667
Income before provision for income taxes	71,809	45,245	208,263	110,507
PROVISION FOR INCOME TAXES	28,944	18,324	83,826	44,755
NET INCOME	$44,100	$26,921	$124,437	$65,752

NET INCOME PER SHARE:
Basic	$0.42	$0.27	$1.23	$0.69
Diluted	$0.41	$0.26	$1.18	$0.66

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	102,376	99,159	101,370	94,911
Diluted	104,893	103,713	105,022	99,259

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003	September 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$274,545	$161,235	$78,328
Receivables:
Students, net of allowance for doubtful accounts of $45,466, $47,467, and $48,347 as of Sept. 30, 2004, Dec. 31, 2003, and Sep. 30, 2004	126,573	110,445	102,452
Other, net	5,181	6,915	9,436
Inventories	16,560	11,652	11,719
Prepaid expenses	26,050	35,441	36,696
Other current assets	7,827	5,464	2,595
Deferred income tax assets	5,032	4,639	6,138
Total current assets	461,768	335,791	247,364
Property and equipment, net	317,780	263,925	232,151
Goodwill, net	445,704	440,709	438,301
Intangible assets, net	35,841	36,326	36,178
Other assets	37,831	42,399	47,232
TOTAL ASSETS	$1,298,924	$1,119,150	$1,001,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$1,909	$79,822	$7,557
Accounts payable	27,576	30,627	20,161
Accrued expenses:
Payroll and related benefits	41,393	25,671	34,378
Income taxes	6,933	14,472	12,863
Other	70,186	42,419	38,459
Deferred tuition revenue	141,055	113,610	105,590
Total current liabilities	289,052	306,621	219,008

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	21,104	25,453	75,833
Long-term contractual obligations	9,679	9,679	9,679
Deferred income tax liabilities	18,366	18,366	—
Other	16,924	11,211	9,430
Total long-term liabilities	66,073	64,709	94,942

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	1,024	1,002	1,000
Additional paid-in capital	568,524	496,582	489,509
Accumulated other comprehensive income	2,564	2,986	2,933
Retained earnings	371,687	247,250	193,834
Total stockholders’ equity	943,799	747,820	687,276
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,298,924	$1,119,150	$1,001,226

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$42,965	$26,921	$124,437	$65,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,855	11,736	40,842	30,764
Deferred income taxes	—	(10,269)	—	(9,477)
Compensation expense related to stock options	(48)	46	(22)	219
Amortization of deferred financing costs	73	68	275	193
Royalty expense related to stock options	118	118	354	354
Loss on sale of property and equipment	408	116	416	116
Changes in operating assets and liabilities, net of acquisitions
Tax benefit of option exercises	577	24,269	42,716	37,682
Other	66,602	4,515	51,125	(5,634)
Net cash provided by operating activities	125,550	57,520	260,143	119,969

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of acquired cash	(42)	(73,749)	(518)	(81,479)
Acquisition transaction costs	(47)	(5,247)	(368)	(6,723)
Purchases of property and equipment, net	(40,499)	(25,505)	(94,002)	(53,370)
Change in investment in affiliate	109	1,705	(65)	1,557
Net cash used in investing activities	(40,479)	(102,796)	(94,953)	(140,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	2,257	13,134	29,268	24,956
Net proceeds from (payments of) revolving loans	—	38,480	(76,119)	42,244
Payments of capital lease obligations and other long-term debt	(817)	(1,843)	(5,346)	(4,291)
Net cash provided by (used in) financing activities	1,440	49,771	(52,197)	62,909

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	630	549	317	1,991

NET INCREASE IN CASH AND CASH EQUIVALENTS	87,141	5,044	113,310	44,854
CASH AND CASH EQUIVALENTS, beginning of period	187,404	73,284	161,235	33,474
CASH AND CASH EQUIVALENTS, end of period	$274,545	$78,328	$274,545	$78,328

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
CSU (1)	$334,101	$271,358	$977,393	$719,547
OEG (2)	104,406	44,338	273,258	97,766

Segment profit (3)
CSU	$39,794	$31,790	$123,385	$93,065
OEG	41,106	22,405	117,190	43,305
Corporate and other	(9,117)	(8,564)	(31,786)	(25,363)

Segment profit percentage
CSU	11.9%	11.7%	12.6%	12.9%
OEG	39.4%	50.5%	42.9%	44.3%

(1)               The Colleges, Schools, and Universities (“CSU”) segment represents an aggregation of our campus-based operating divisions.

(2)               The Online Education Group (“OEG”) segment represents an aggregation of our online operating divisions.

(3)               Segment profit equals the sum of income from operations and share of affiliate earnings.